Exhibit 21.1

Name	Jurisdiction of Incorporation or Organization
BD Protego S. de R.L.	Mexico
Evercore Advisors L.L.C.	Delaware
Evercore Advisors I L.L.C.	Delaware
Evercore Financial Advisors L.L.C.	Delaware
Evercore GP Holdings L.L.C.	Delaware
Evercore Group Holdings L.P.	Delaware
Evercore Group Holdings L.L.C.	Delaware
Evercore Group L.L.C.	Delaware
Evercore LP	Delaware
Evercore Partners Limited	England and Wales
Evercore Partners Services East L.L.C.	Delaware
Evercore Properties L.L.C.	Delaware
Evercore Restructuring L.L.C.	Delaware
Evercore Venture Advisors L.L.C.	Delaware
Protego Administradores, S. de R.L.	Mexico
Protego Asesores, S. de R.L.	Mexico
Protego Casa de Bolsa, S.A. de C.V.	Mexico
Protego CB Servicios S. de R.L.	Mexico
Protego PE, S. de R.L.	Mexico
Protego Servicios, S.C.	Mexico
Protego SI, S.C.	Mexico
Sedna S. de R.L.	Mexico